Exhibit 99.1
KINDER MORGAN ANNOUNCES RESULTS FOR FOURTH QUARTER OF 2020; MAINTAINS $0.2625 PER SHARE DIVIDEND

HOUSTON, January 20, 2021 - Kinder Morgan, Inc.’s (NYSE: KMI) board of directors today approved a cash dividend of $0.2625 per share for the fourth quarter ($1.05 annualized), payable on February 16, 2021, to common stockholders of record as of the close of business on February 1, 2021. This dividend represents a 5% increase over the fourth quarter of 2019.

KMI is reporting fourth quarter net income attributable to KMI of $607 million, compared to net income attributable to KMI of $610 million in the fourth quarter of 2019; and distributable cash flow (DCF) of $1,250 million, an 8% decrease from the fourth quarter of 2019.

“Despite the pandemic’s continued drag on the economy and on energy demand, our company weathered the fourth quarter well, producing substantial earnings as expected and robust coverage of this quarter’s dividend,” said KMI Executive Chairman Richard D. Kinder.

“Our assets continue to provide strong cash flow and our corporate philosophy remains sound: fund our capital needs internally, maintain a healthy balance sheet, and return excess cash to our shareholders through dividend increases and/or share repurchases. As noted in our December financial guidance, the board expects to increase the dividend by 3% for 2021, to $1.08 per share (annualized). The company also has the capacity to engage in opportunistic share repurchases up to $450 million,” Kinder concluded.

“We are optimistic that the U.S. and global economies are poised for a strong recovery as the vaccines are distributed and we return to normal activity,” said KMI Chief Executive Officer Steve Kean. “The measures we took in the face of that unprecedented challenge — maintaining capital spending discipline, reducing expenses, and increasing operational efficiency — will all contribute to a stronger company in the months and years ahead. The services we provide and the products we move remain critical to the quality of life of millions of our fellow citizens, and we expect demand for those services and products to rebound as the economic recovery takes hold.

“I remain extremely proud of our employees, who throughout a trying year kept their focus on their work providing essential energy services for businesses and consumers,” Kean concluded.

“We generated fourth quarter earnings per share of $0.27, which was flat compared to earnings per share of $0.27 in the fourth quarter of 2019,” said KMI President Kim Dang. “At $0.55 per share, DCF per share was down $0.04 from the fourth quarter of 2019. We achieved $652 million of excess DCF above our declared dividend. That excess cash resulted in part from a lower dividend than we assumed in our plan, but was also the result of our cost savings and reduced capital expenditures. Financial contributions from all of our business segments were down compared to the fourth quarter of 2019, due to lower energy demand as a result of the pandemic, lower commodity prices, and the December 2019 sale of Kinder Morgan Canada Limited (KML) and the U.S. Cochin Pipeline. This was partially offset by lower interest expense and lower sustaining capital expenditures compared to the fourth quarter of 2019,” said Dang.

“One of the major highlights of the quarter was completing construction of the Permian Highway Pipeline, which went into full commercial service on January 1, overcoming multiple permitting and legal challenges. Our project management teams and workers in the field managed to complete several other important expansion projects during the quarter while maintaining an outstanding safety record in the face of the historic pandemic,” Dang continued.

For the full year 2020, KMI reported net income attributable to KMI of $119 million compared to $2,190 million in 2019. Net income attributable to KMI for the full year 2020 included a combined $1,950 million of non-cash impairments associated with our Natural Gas Pipelines Non-Regulated and CO2 reporting units. KMI’s 2020 full year DCF of $4,597 million was down 8% from $4,993 million in 2019. Adjusted EBITDA of $6,962 million was down 9% from $7,618 million in 2019. The decreases in DCF and Adjusted EBITDA are consistent with previous guidance provided during 2020, and are primarily attributable to pandemic-related reduced energy demand and commodity price impacts, as well as the impact of the KML and U.S. Cochin sale in the fourth quarter of 2019.

2021 Outlook

For 2021, KMI’s budget contemplates $2.1 billion in net income attributable to KMI, or $0.92 earnings per share, declared dividends of $1.08 per share, a 3% increase from the 2020 declared dividends, DCF of approximately $4.4 billion ($1.95 per share), and Adjusted EBITDA of approximately $6.8 billion. KMI also expects to invest $0.8 billion in expansion projects and contributions to joint ventures during 2021. KMI expects to generate $1.2 billion of DCF in excess of discretionary expenditures and dividend payments. KMI also expects to end 2021 with a Net Debt-to-Adjusted EBITDA ratio of approximately 4.6 times.

As of December 31, 2020, we had over $3.9 billion of borrowing capacity under our $4 billion credit facility and nearly $1.2 billion in cash and cash equivalents. We believe this borrowing capacity, current cash on hand, and our cash from operations are more than adequate to allow us to manage our cash requirements, including maturing debt, through 2021.

Overview of Business Segments

“The Natural Gas Pipelines segment’s financial performance was down for the fourth quarter of 2020 relative to the fourth quarter of 2019,” said Dang. “The segment experienced lower contributions from multiple gathering and processing assets due to sharply reduced natural gas production and from the sale of the U.S. Cochin Pipeline in December 2019. These reduced contributions were partially offset by greater contributions from the Texas Intrastate systems, Natural Gas Pipeline of America (NGPL), and Elba Island LNG.”

Natural gas transport volumes were down 2% compared to the fourth quarter of 2019, with notable volume declines on Colorado Interstate Gas Pipeline and Wyoming Interstate Pipeline due to the production declines in the Rockies basin, and on El Paso Natural Gas due to increases in transportation alternatives for Permian basin production. These declines were partially offset by: increased volumes on the Texas Intrastate systems due primarily to increased Gulf Coast contract activity largely serving LNG and industrial markets; on Tennessee Gas Pipeline driven by increased LNG and power plant deliveries sourced largely from the Appalachian region; and, on Elba Express due to increased deliveries to Elba Island. Natural gas gathering volumes were down 20% from the fourth quarter of 2019 across nearly all our systems, most notably on the KinderHawk and Eagle Ford systems.

“Continued low refined products demand and lower crude and condensate volumes during the fourth quarter reduced contributions from the Products Pipelines segment,” Dang said. “Crude and condensate pipeline volumes were down 26% and total refined products volumes were down 13% compared to the fourth quarter of 2019. Gasoline volumes were below the comparable period last year by 10% and jet volumes were still very weak (down 47%) but diesel volumes were strong, 7% above the fourth quarter of 2019.

“Terminals segment earnings were essentially flat compared to the fourth quarter of 2019 after adjusting for the impact of the December 2019 KML sale. Refined product volumes that move through our terminals continued to reflect reduced demand due to the pandemic, though they recovered meaningfully during the second half of the year. Conversely, we saw historically-high effective utilization across our network of nearly 80 million barrels of storage capacity due to term contracts entered into during the second quarter of 2020,” said Dang. “Due to the structure of our contracts, a much more significant portion of our revenue comes from fixed monthly payments on tank leases versus the revenue we receive for moving product through our terminals. During the quarter, we also saw weakness in our Jones Act tanker business that was offset by expansion projects. Our bulk business benefited from a strong rebound in ores and metals volumes as well as gains realized in connection with the redemption of certain equity investment-interests and an asset sale.

“CO2 segment earnings were down compared to the fourth quarter of 2019 due to lower CO2 sales volumes and lower crude production, partially offset by lower operating expenditures and higher realized crude prices. Our realized weighted average crude oil price for the quarter was up 11% at $55.41 per barrel compared to $49.90 per barrel for the fourth quarter of 2019, largely driven by our improved Midland-to-Cushing basis hedges,” said Dang. “Fourth quarter 2020 combined oil production across all of our fields was down 16% compared to the same period in 2019 on a net to KMI basis, and CO2 sales volumes were down 35%.”

Other News

Corporate
•In early January 2021, KMI repaid the $750 million principal amount of 3.50% senior notes due in March 2021.

Natural Gas Pipelines
•The Permian Highway Pipeline (PHP) was placed in full commercial service on January 1, 2021. The approximately $2 billion pipeline is designed to transport up to 2.1 billion cubic feet per day (Bcf/d) of natural gas through approximately 430 miles of 42-inch pipeline from the Waha area to U.S. Gulf Coast and Mexico markets. PHP is fully subscribed under long-term, firm transportation agreements. Kinder Morgan Texas Pipeline (KMTP), EagleClaw Midstream and Altus Midstream each hold an ownership interest of approximately 26.7%, and an affiliate of an anchor shipper has a 20% interest. KMTP operates the pipeline.
•KMI’s Crossover II project was placed in service on November 6, 2020. The approximately $260 million expansion project increases the delivery capacity on our Texas intrastate system by 1.4 Bcf/d. This expansion capacity serves LNG, industrial, electric generation and local distribution company expansions along the Texas Gulf Coast.
•Kinder Morgan Louisiana Pipeline began construction on its approximately $145 million Acadiana expansion project to provide 945,000 dekatherms per day (Dth/d) of capacity to serve Train 6 at Cheniere’s Sabine Pass Liquefaction facility in Cameron Parish, Louisiana. The project is anticipated to be placed into commercial service as early as the first quarter of 2022.
•Construction continues on NGPL’s Gulf Coast Southbound project. In mid-December, NGPL placed compressor stations 300 and 301 into service ahead of schedule. The full project is expected to be placed into service in the first quarter of 2021 and is supported by a long-term take-or-pay contract. The approximately $203 million project (KMI’s share: $101.5 million) will increase southbound capacity on NGPL’s Gulf Coast System by approximately 300,000 Dth/d to serve Cheniere’s Corpus Christi Liquefaction facility in San Patricio County, Texas.

Terminals
•In the fourth quarter of 2020, KMI closed on the sale of its idled three million barrel petroleum storage facility in Staten Island, NY. The approximately 250-acre site was sold to affiliates of NorthPoint Development, LLC (NorthPoint), a Kansas City, Missouri-based industrial real estate developer, for gross proceeds of $85 million. As part of the sale, NorthPoint assumed the costs and lead responsibility for site investigation and remediation obligations.
•KMI’s Class A Preferred Shares and Class C Common Shares in Watco Companies L.L.C (Watco) were redeemed in the fourth quarter of 2020 for total gross proceeds of approximately $125 million. KMI remains invested in Watco, one of the largest short-line rail operators in North America, through its Class B Convertible Preferred Shares.
•Major elements of the butane-on-demand blending system at KMI’s Galena Park Terminal, including the construction of a 30,000-barrel butane sphere and a new inbound C4 pipeline connection, were successfully completed and placed in service in the fourth quarter of 2020. The balance of the work, including tank and piping modifications to extend butane blending capabilities to 25 tanks, two ship docks, and six cross-channel pipelines, is expected to be complete in the first quarter of 2021. The approximately $52 million project is supported by a long-term agreement with an investment-grade midstream company.

•Construction is complete on an expansion of KMI’s market-leading Argo ethanol hub. The project, which spans both the Argo and Chicago Liquids facilities, included the addition of 105,000 barrels of ethanol storage capacity and enhancements to the system’s rail loading, rail unloading and barge loading capabilities. The approximately $18 million project improved the system’s inbound and outbound modal balances, adding greater product-clearing efficiencies to this industry-critical pricing and liquidity hub.
•Construction is complete on a facility upgrade at the Battleground Oil Specialty Terminal Company LLC (BOSTCO) terminal, a leading fuel oil storage terminal on the Houston Ship Channel. The approximately $17 million project added piping to allow for segregation of high sulfur and low sulfur fuel oils. KMI owns a 55% interest in and is the operator of BOSTCO.

CO2
•The CO2 segment remained focused on production optimization, project execution and continuous operational improvement. As a result of these actions, the CO2 segment’s 2020 Free Cash Flow exceeded budget expectations.

Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy infrastructure companies in North America. Access to reliable, affordable energy is a critical component for improving lives around the world. We are committed to providing energy transportation and storage services in a safe, efficient and environmentally responsible manner for the benefit of the people, communities and businesses we serve. We own an interest in or operate approximately 83,000 miles of pipelines and 144 terminals. Our pipelines transport natural gas, refined petroleum products, crude oil, condensate, CO2 and other products, and our terminals store and handle various commodities including gasoline, diesel fuel, chemicals, ethanol, metals and petroleum coke. For more information, please visit www.kindermorgan.com.

Please join Kinder Morgan, Inc. at 4:30 p.m. Eastern Time on Wednesday, January 20, at www.kindermorgan.com for a LIVE webcast conference call on the company’s fourth quarter earnings. Kinder Morgan’s annual Investor Day will also be webcast live at 9:00 a.m. Eastern Time on Wednesday, January 27, at www.kindermorgan.com.

Non-GAAP Financial Measures

The non-generally accepted accounting principles (non-GAAP) financial measures of Adjusted Earnings and distributable cash flow (DCF), both in the aggregate and per share for each; segment earnings before depreciation, depletion, amortization (DD&A), amortization of excess cost of equity investments and Certain Items (Adjusted Segment EBDA); net income before interest expense, income taxes, DD&A, amortization of excess cost of equity investments and Certain Items (Adjusted EBITDA); Net Debt; Net Debt-to-Adjusted EBITDA; and Free Cash Flow in relation to our CO2 segment are presented herein.

Our non-GAAP financial measures described below should not be considered alternatives to GAAP net income (loss) or other GAAP measures and have important limitations as analytical tools. Our computations of these non-GAAP financial measures may differ from similarly titled measures used by others. You should not consider these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. Management compensates for the limitations of these non-GAAP financial measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision-making processes.

Certain Items, as adjustments used to calculate our non-GAAP financial measures, are items that are required by GAAP to be reflected in net income (loss), but typically either (1) do not have a cash impact (for example, asset impairments), or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically (for example, certain legal settlements, enactment of new tax legislation and casualty losses). We also include adjustments related to joint ventures (see “Amounts from Joint Ventures” below and the accompanying Tables 4 and 7.)

Adjusted Earnings is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items. Adjusted Earnings is used by us and certain external users of our financial statements to assess the earnings of our business excluding Certain Items as another reflection of our ability to generate earnings. We believe the GAAP measure most directly comparable to Adjusted Earnings is net income (loss) attributable to Kinder Morgan, Inc. Adjusted Earnings per share uses Adjusted Earnings and applies the same two-class method used in arriving at basic earnings per share. (See the accompanying Tables 1 and 2.)

DCF is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items (Adjusted Earnings), and further by DD&A and amortization of excess cost of equity investments, income tax expense, cash taxes, sustaining capital expenditures and other items. We also include amounts from joint ventures for income taxes, DD&A and sustaining capital expenditures (see “Amounts from Joint Ventures” below). DCF is a significant performance measure useful to management and external users of our financial statements in evaluating our performance and in measuring and estimating the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as dividends, stock repurchases, retirement of debt, or expansion capital expenditures. DCF should not be used as an alternative to net cash provided by operating activities computed under GAAP. We believe the GAAP measure most directly comparable to DCF is net income attributable to Kinder Morgan, Inc. DCF per share is DCF divided by average outstanding shares, including restricted stock awards that participate in dividends. (See the accompanying Tables 2 and 3.)

Adjusted Segment EBDA is calculated by adjusting segment earnings before DD&A and amortization of excess cost of equity investments (Segment EBDA) for Certain Items attributable to the segment. Adjusted Segment EBDA is used by management in its analysis of segment performance and management of our business. General and administrative expenses and certain corporate charges are generally not under the control of our segment operating managers, and therefore, are not included when we measure business segment operating performance. We believe Adjusted Segment EBDA is a useful performance metric because it provides management and external users of our financial statements additional insight into the ability of our segments to generate cash earnings on an ongoing basis. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess each segment’s performance. We believe the GAAP measure most directly comparable to Adjusted Segment EBDA is Segment EBDA. (See the accompanying Tables 3 and 7.)

Adjusted EBITDA is calculated by adjusting net income before interest expense, income taxes, DD&A, and amortization of excess cost of equity investments (EBITDA) for Certain Items. We also include amounts from joint ventures for income taxes and DD&A (see “Amounts from Joint Ventures” below). Adjusted EBITDA is used by management and external users, in conjunction with our Net Debt (as described further below), to evaluate certain leverage metrics. Therefore, we believe Adjusted EBITDA is useful to investors. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income. (See the accompanying Tables 3 and 4.)

Amounts from Joint Ventures - Certain Items, DCF and Adjusted EBITDA reflect amounts from unconsolidated joint ventures (JVs) and consolidated JVs utilizing the same recognition and measurement methods used to record “Earnings from equity investments” and “Noncontrolling interests (NCI),” respectively. The calculations of DCF and Adjusted EBITDA related to our unconsolidated and consolidated JVs include the same items (DD&A and income tax expense, and for DCF only, also cash taxes and sustaining capital expenditures) with respect to the JVs as those included in the calculations of DCF and Adjusted EBITDA for our wholly-owned consolidated subsidiaries. (See Table 7, Additional JV Information.) Although these amounts related to our unconsolidated JVs are included in the calculations of DCF and Adjusted EBITDA, such inclusion should not be understood to imply that we have control over the operations and resulting revenues, expenses or cash flows of such unconsolidated JVs. DCF and Adjusted EBITDA are further adjusted for certain KML activities attributable to our noncontrolling interests in KML for the periods presented through KML’s sale on December 16, 2019 (See Table 7, KML Activities Prior to December 16, 2019.)

Net Debt is calculated by subtracting from debt (1) cash and cash equivalents, (2) the preferred interest in the general partner of Kinder Morgan Energy Partners L.P. (which was redeemed in January 2020), (3) debt fair value adjustments, and (4) the foreign exchange impact on Euro-denominated bonds for which we have entered into currency swaps. Net Debt is a non-GAAP financial measure that management believes is useful to investors and other users of our financial information in evaluating our leverage. We believe the most comparable measure to Net Debt is debt net of cash and cash equivalents as reconciled in the notes to the accompanying Preliminary Consolidated Balance Sheets in Table 6.

Free Cash Flow, as used in relation to our CO2 segment, is calculated by reducing Segment EBDA (GAAP) by Certain Items and capital expenditures (sustaining and expansion). Management uses Free Cash Flow as an additional performance measure for our CO2 segment. We believe the GAAP measure most directly comparable to Free Cash Flow is Segment EBDA (GAAP). (See the accompanying Table 7.)

Our guidance for 2021 includes a forecast of net income attributable to KMI, which we previously have not provided due to the impracticability of predicting certain components of net income required by GAAP. As a result of changes to GAAP rules and guidance and our 2019 sale of Kinder Morgan Canada Limited, the impact of components related to commodity and interest rate hedge ineffectiveness and foreign currency fluctuations will be inconsequential. In addition, based on our current circumstances, we do not expect that changes in unrealized gains and losses on derivatives marked to market and potential changes in estimates for certain contingent liabilities will materially impact our ability to forecast net income for 2021. If the circumstances relating to these items or other GAAP requirements change and we determine that the difficulty of predicting components required by GAAP makes it impracticable for us to forecast net income attributable to KMI, we will cease to provide a forecast of net income attributable to KMI and will disclose the factors affecting our ability to do so. (See the accompanying Tables 8 and 9).

Important Information Relating to Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Generally the words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements in this news release include, among others, express or implied statements pertaining to: the long-term demand for KMI’s assets and services; the future impact on our business of the global economic consequences of the COVID-19 pandemic, including the timing and extent of any economic recovery, KMI’s expected Net income attributable to Kinder Morgan, Inc., DCF and Adjusted EBITDA for 2021 and expected Net Debt-to-Adjusted EBITDA ratio at the end of 2021; anticipated dividends; and KMI’s capital projects, including expected completion timing and benefits of those projects. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although KMI believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance as to when or if any such forward-looking statements will materialize nor their ultimate impact on our operations or financial condition. In addition to the risk factors described herein, other important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include the risks and uncertainties described in KMI’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year-ended December 31, 2019 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere), and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, KMI undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(800) 348-7320
(713) 420-6397	km_ir@kindermorgan.com
Newsroom@kindermorgan.com	www.kindermorgan.com

Table 1
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Statements of Income
(In millions, except per share amounts, unaudited)

	Three Months Ended December 31,		% change	Year Ended December 31,		% change
	2020	2019		2020	2019
Revenues	$3,115	$3,352		$11,700	$13,209
Operating costs, expenses and other
Costs of sales	786	776		2,545	3,263
Operations and maintenance	606	679		2,475	2,591
Depreciation, depletion and amortization	528	661		2,164	2,411
General and administrative	187	134		648	590
Taxes, other than income taxes	83	102		378	426
(Gain) loss on divestitures and impairments, net	(55)	(929)		1,932	(942)
Other income, net	—	(2)		(2)	(3)
Total operating costs, expenses and other	2,135	1,421		10,140	8,336
Operating income	980	1,931		1,560	4,873
Other income (expense)
Earnings (loss) from equity investments	218	(425)		780	101
Amortization of excess cost of equity investments	(41)	(22)		(140)	(83)
Interest, net	(381)	(442)		(1,595)	(1,801)
Other, net	24	40		56	75
Income before income taxes	800	1,082		661	3,165
Income tax expense	(177)	(455)		(481)	(926)
Net income	623	627		180	2,239
Net income attributable to NCI	(16)	(17)		(61)	(49)
Net income attributable to Kinder Morgan, Inc.	$607	$610		119	2,190
Class P Shares
Basic and diluted earnings per share	$0.27	$0.27	—%	$0.05	$0.96	(95)%
Basic and diluted weighted average shares outstanding	2,264	2,265	—%	2,263	2,264	—%
Declared dividends per share	$0.2625	$0.25	5%	$1.05	$1.00	5%
Adjusted Earnings (1)	$604	$589	3%	$2,011	$2,161	(7)%
Adjusted Earnings per share (1)	$0.27	$0.26	4%	$0.88	$0.95	(7)%

Note
(1)	Adjusted Earnings is Net income attributable to Kinder Morgan, Inc. adjusted for Certain Items, see Table 2. Adjusted Earnings per share uses Adjusted Earnings and applies the same two-class method used in arriving at basic earnings per share.

Table 2
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net Income attributable to Kinder Morgan, Inc. to Adjusted Earnings to DCF Reconciliation
(In millions, unaudited)

	Three Months Ended December 31,		% change	Year Ended December 31,		% change
	2020	2019		2020	2019
Net income attributable to Kinder Morgan, Inc. (GAAP)	$607	$610		$119	$2,190
Total Certain Items	(3)	(21)		1,892	(29)
Adjusted Earnings (1)	604	589	3%	2,011	2,161	(7)%
DD&A and amortization of excess cost of equity investments for DCF (2)	659	774		2,671	2,867
Income tax expense for DCF (1)(2)	186	193		670	714
Cash taxes (3)	(11)	(14)		(68)	(90)
Sustaining capital expenditures (3)	(181)	(211)		(658)	(688)
Other items (4)	(7)	23		(29)	29
DCF	$1,250	$1,354	(8)%	$4,597	$4,993	(8)%

Table 3
Kinder Morgan, Inc. and Subsidiaries
Preliminary Adjusted Segment EBDA, Adjusted EBITDA and DCF
(In millions, except per share amounts, unaudited)

	Three Months Ended December 31,		% change	Year Ended December 31,		% change
	2020	2019		2020	2019
Natural Gas Pipelines	$1,189	$1,248	(5)%	$4,466	$4,610	(3)%
Products Pipelines	258	322	(20)%	1,027	1,258	(18)%
Terminals	258	290	(11)%	990	1,174	(16)%
CO2	167	185	(10)%	652	707	(8)%
Adjusted Segment EBDA (1)	1,872	2,045	(8)%	7,135	7,749	(8)%
General and administrative and corporate charges (1)	(125)	(131)		(561)	(598)
JV DD&A and income tax expense (1)(5)	106	119		449	487
Net income attributable to NCI (net of KML NCI and Certain Items) (1)	(16)	(13)		(61)	(20)
Adjusted EBITDA	1,837	2,020	(9)%	6,962	7,618	(9)%
Interest, net (1)	(388)	(451)		(1,610)	(1,816)
Cash taxes (3)	(11)	(14)		(68)	(90)
Sustaining capital expenditures (3)	(181)	(211)		(658)	(688)
KML NCI DCF adjustments (6)	—	(13)		—	(60)
Other items (4)	(7)	23		(29)	29
DCF	$1,250	$1,354	(8)%	$4,597	$4,993	(8)%
Weighted average shares outstanding for dividends (7)	2,277	2,277		2,276	2,276
DCF per share	$0.55	$0.59		$2.02	$2.19
Declared dividends per share	$0.2625	$0.25		$1.05	$1.00

Notes
(1)	Amounts are adjusted for Certain Items. See Tables 4 and 7 for more information.
(2)	Includes DD&A or income tax expense, as applicable, from JVs. 2019 amounts are also net of DD&A or income tax expense attributable to KML NCI. See Table 7 for more information.
(3)	Includes cash taxes or sustaining capital expenditures, as applicable, from JVs. See Table 7 for more information.
(4)	Includes pension contributions and non-cash pension expense, and non-cash compensation associated with our restricted stock program.
(5)	Represents JV DD&A and income tax expense. See Table 7 for more information.
(6)	2019 amounts represent the combined net income, DD&A and income tax expense adjusted for Certain Items, as applicable, attributable to KML NCI. See Table 7 for more information.
(7)	Includes restricted stock awards that participate in dividends.

Table 4
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net Income to Adjusted EBITDA Reconciliation
(In millions, unaudited)

	Three Months Ended December 31,		% change	Year Ended December 31,		% change
	2020	2019		2020	2019
Net income (GAAP)	$623	$627	(1)%	$180	$2,239	(92)%
Certain Items:
Fair value amortization	(4)	(7)		(21)	(29)
Legal, environmental and taxes other than income tax reserves	(12)	18		26	46
Change in fair value of derivative contracts (1)	5	(2)		(5)	(24)
(Gain) loss on divestitures and impairments, net (2)	(55)	(275)		327	(280)
Loss on impairment of goodwill (3)	—	—		1,600	—
Restricted stock accelerated vesting and severance	52	—		52	—
COVID-19 costs	4	—		15	—
Income tax Certain Items	7	284		(107)	299
NCI associated with Certain Items	—	(3)		—	(4)
Other	—	(36)		5	(37)
Total Certain Items (4)	(3)	(21)		1,892	(29)
DD&A and amortization of excess cost of equity investments	569	683		2,304	2,494
Income tax expense (5)	170	171		588	627
JV DD&A and income tax expense (5)(6)	106	119		449	487
Interest, net (5)	388	451		1,610	1,816
Net income attributable to NCI (net of KML NCI (5))	(16)	(10)		(61)	(16)
Adjusted EBITDA	$1,837	$2,020	(9)%	$6,962	$7,618	(9)%

Notes
(1)	Gains or losses are reflected in our DCF when realized.
(2)
Year ended December 31, 2020 amount includes a pre-tax non-cash impairment loss of $350 million related to oil and gas producing assets in our CO2 business segment driven by low oil prices and $21 million for asset impairments in our Products Pipelines business segment, which are reported within “(Gain) loss on divestitures and impairments, net” on the accompanying Preliminary Consolidated Statement of Income. Three months and year ended December 31, 2019 amounts primarily include: (i) a $1,296 million pre-tax gain on the sale of KML and U.S. Cochin Pipeline and a pre-tax loss of $364 million for asset impairments, related to gathering and processing assets in Oklahoma and northern Texas in our Natural Gas Pipelines business segment and oil and gas producing assets in our CO2 business segment, which are reported within “(Gain) loss on divestitures and impairments, net” on the accompanying Preliminary Consolidated Statement of Income; and (ii) a pre-tax $650 million loss for an impairment of our investment in Ruby Pipeline which is reported within “Earnings (loss) from equity investments” on the accompanying Preliminary Consolidated Statement of Income. (See Table 1.)

(3)
Year ended December 31, 2020 amount includes non-cash impairments of goodwill of $1,000 million and $600 million associated with our Natural Gas Pipelines Non-regulated and CO2 reporting units, respectively.

(4)	Three months ended December 31, 2019 amount includes $649 million, and years ended December 31, 2020 and 2019 amounts include $(4) million and $634 million, respectively, reported within “Earnings (loss) from equity investments.”
(5)	Amounts are adjusted for Certain Items. See Table 7 for more information.
(6)	Represents JV DD&A and income tax expense. See Table 7 for more information.

Table 5
Volume and CO2 Segment Hedges Highlights
(Historical pro forma for acquired and divested assets, JV volumes at KMI share)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Natural Gas Pipelines
Transport volumes (BBtu/d)	38,664	39,272	37,487	36,793
Sales volumes (BBtu/d)	2,421	2,374	2,353	2,420
Gathering volumes (BBtu/d)	2,829	3,521	3,039	3,382
NGLs (MBbl/d) (1)	27	31	27	32
Products Pipelines (MBbl/d)
Gasoline (2)	922	1,029	897	1,041
Diesel fuel	389	363	375	368
Jet fuel	165	311	179	306
Total refined product volumes	1,476	1,703	1,451	1,715
Crude and condensate	498	671	552	651
Total delivery volumes (MBbl/d)	1,974	2,374	2,003	2,366
Terminals (1)
Liquids leasable capacity (MMBbl)	79.7	79.7	79.7	79.7
Liquids utilization %	95.3%	93.2%	95.3%	93.2%
Bulk transload tonnage (MMtons)	12.6	13.3	48.0	55.3
CO2
SACROC oil production	20.93	23.50	21.83	23.90
Yates oil production	6.37	7.48	6.61	7.19
Katz and Goldsmith oil production	2.57	3.60	2.75	3.79
Tall Cotton oil production	1.16	2.25	1.69	2.33
Total oil production - net (MBbl/d) (3)	31.03	36.83	32.88	37.21
NGL sales volumes - net (MBbl/d) (3)	9.67	9.79	9.49	10.10
CO2 sales volumes - net (Bcf/d)	0.39	0.60	0.44	0.61
Realized weighted average oil price ($ per Bbl)	$55.41	$49.90	$53.78	$49.49
Realized weighted average NGL price ($ per Bbl)	$18.45	$23.34	$17.95	$23.49

CO2 Segment Hedges	2021	2022	2023	2024
Crude Oil (4)
Price ($ per Bbl)	$50.37	$50.98	$49.78	$43.50
Volume (MBbl/d)	25.70	10.80	5.45	1.55
NGLs
Price ($ per Bbl)	$29.26
Volume (MBbl/d)	4.24
Midland-to-Cushing Basis Spread
Price ($ per Bbl)	$0.26
Volume (MBbl/d)	24.55

Notes
(1)	Volumes for assets sold are excluded for all periods presented.
(2)	Gasoline volumes include ethanol pipeline volumes.
(3)	Net of royalties and outside working interests.
(4)	Includes West Texas Intermediate hedges.

Table 6
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Balance Sheets
(In millions, unaudited)

	December 31,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$1,184	$185
Other current assets	2,019	3,053
Property, plant and equipment, net	35,836	36,419
Investments	7,917	7,759
Goodwill	19,851	21,451
Deferred charges and other assets	5,166	5,290
Total assets	$71,973	$74,157
Liabilities, Redeemable Noncontrolling Interest and Shareholders' Equity
Short-term debt	$2,558	$2,377
Preferred interest in general partner of KMP	—	100
Other current liabilities	2,516	2,623
Long-term debt	30,838	30,883
Debt fair value adjustments	1,293	1,032
Other	2,202	2,253
Total liabilities	39,407	39,268
Redeemable Noncontrolling Interest	728	803
Other shareholders' equity	31,843	34,075
Accumulated other comprehensive loss	(407)	(333)
KMI equity	31,436	33,742
Noncontrolling interests	402	344
Total shareholders' equity	31,838	34,086
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$71,973	$74,157

Net Debt (1)	$32,042	$33,031

	Adjusted EBITDA Twelve Months Ended
	December 31,	December 31,
Reconciliation of Net Income to Adjusted EBITDA	2020	2019
Net income (GAAP)	$180	$2,239
Total Certain Items	1,892	(29)
Net income attributable to NCI (net of KML NCI) (2)	(61)	(16)
DD&A and amortization of excess cost of equity investments	2,304	2,494
Income tax expense (3)	588	627
JV DD&A and income tax expense (3)(4)	449	487
Interest, net (3)	1,610	1,816
Adjusted EBITDA	$6,962	$7,618

Net Debt-to-Adjusted EBITDA	4.6	4.3

Notes
(1)	Amounts exclude: (i) the preferred interest in general partner of KMP (which was redeemed in January 2020); (ii) debt fair value adjustments; and (iii) the foreign exchange impact on our Euro denominated debt of $170 million and $44 million as of December 31, 2020 and December 31, 2019, respectively, as we have entered into swaps to convert that debt to U.S.$.
(2)	2019 amount is net of KML NCI, for the period through its December 16, 2019 sale, of $33 million.
(3)	Amounts are adjusted for Certain Items. See Table 4 for more information.
(4)	Represents JV DD&A and income tax expense. See Table 7 for more information.

Table 7
Kinder Morgan, Inc. and Subsidiaries
Preliminary Supplemental Information
(In millions, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Segment EBDA
Natural Gas Pipelines (GAAP)	$1,199	$1,278	$3,483	$4,661
Certain Items	(10)	(30)	983	(51)
Natural Gas Pipelines Adjusted Segment EBDA	1,189	1,248	4,466	4,610
Products Pipelines (GAAP)	258	317	977	1,225
Certain Items	—	5	50	33
Products Pipelines Adjusted Segment EBDA	258	322	1,027	1,258
Terminals (GAAP)	313	622	1,045	1,506
Certain Items	(55)	(332)	(55)	(332)
Terminals Adjusted Segment EBDA	258	290	990	1,174
CO2 (GAAP)	161	123	(292)	681
Certain Items	6	62	944	26
CO2 Adjusted Segment EBDA	167	185	652	707
Kinder Morgan Canada (GAAP)	—	—	—	(2)
Certain Items	—	—	—	2
Kinder Morgan Canada Adjusted Segment EBDA	—	—	—	—
Total Segment EBDA (GAAP)	1,931	2,340	5,213	8,071
Total Segment EBDA Certain Items	(59)	(295)	1,922	(322)
Total Adjusted Segment EBDA	$1,872	$2,045	$7,135	$7,749
Depreciation, depletion and amortization (GAAP)	$(528)	$(661)	$(2,164)	$(2,411)
Amortization of excess cost of equity investments (GAAP)	(41)	(22)	(140)	(83)
DD&A and amortization of excess cost of equity investments	(569)	(683)	(2,304)	(2,494)
JV DD&A	(90)	(95)	(367)	(392)
DD&A attributable to KML NCI	—	4	—	19
DD&A and amortization of excess cost of equity investments for DCF	$(659)	$(774)	$(2,671)	$(2,867)
General and administrative (GAAP)	$(187)	$(134)	$(648)	$(590)
Corporate benefit (charges)	6	1	(5)	(21)
Certain Items	56	2	92	13
General and administrative and corporate charges (1)	$(125)	$(131)	$(561)	$(598)
Interest, net (GAAP)	$(381)	$(442)	$(1,595)	$(1,801)
Certain Items	(7)	(9)	(15)	(15)
Interest, net (1)	$(388)	$(451)	$(1,610)	$(1,816)
Income tax expense (GAAP)	$(177)	$(455)	$(481)	$(926)
Certain Items	7	284	(107)	299
Income tax expense (1)	(170)	(171)	(588)	(627)
Unconsolidated JV income tax expense (1)(2)	(16)	(24)	(82)	(95)
Income tax expense attributable to KML NCI (1)	—	2	—	8
Income tax expense for DCF (1)	$(186)	$(193)	$(670)	$(714)

Table 7 (continued)
Kinder Morgan, Inc. and Subsidiaries
Preliminary Supplemental Information
(In millions, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
KML activities prior to December 16, 2019
Net income attributable to KML NCI	$—	$(4)	$—	$(29)
KML NCI associated with Certain Items	—	(3)	—	(4)
KML NCI (1)	—	(7)	—	(33)
DD&A attributable to KML NCI	—	(4)	—	(19)
Income tax expense attributable to KML NCI (1)	—	(2)	—	(8)
KML NCI DCF adjustments (1)	$—	$(13)	$—	$(60)
Net income attributable to NCI (GAAP)	$(16)	$(17)	$(61)	$(49)
Less: KML NCI (1)	—	(7)	—	(33)
Net income attributable to NCI (net of KML NCI (1))	(16)	(10)	(61)	(16)
NCI associated with Certain Items	—	(3)	—	(4)
Net income attributable to NCI (net of KML NCI and Certain Items)	$(16)	$(13)	$(61)	$(20)
Additional JV information
Unconsolidated JV DD&A	$(101)	$(103)	$(407)	$(411)
Less: Consolidated JV partners' DD&A	(11)	(8)	(40)	(19)
JV DD&A	(90)	(95)	(367)	(392)
Unconsolidated JV income tax expense (1)(2)	(16)	(24)	(82)	(95)
JV DD&A and income tax expense (1)	$(106)	$(119)	$(449)	$(487)
Unconsolidated JV cash taxes (2)	$(11)	$(11)	$(62)	$(61)
Unconsolidated JV sustaining capital expenditures	$(36)	$(29)	$(120)	$(114)
Less: Consolidated JV partners' sustaining capital expenditures	(2)	(1)	(6)	(6)
JV sustaining capital expenditures	$(34)	$(28)	$(114)	$(108)
CO2 Segment EBDA (GAAP) to CO2 Segment Free Cash Flow Reconciliation
CO2 Segment EBDA (GAAP)	$161	$123	$(292)	$681
Certain Items:
Change in fair value of derivative contracts	6	(13)	(6)	(49)
Loss on impairments	—	75	950	75
CO2 Segment Certain Items	6	62	944	26
Capital expenditures (3)	(32)	(88)	(186)	(349)
CO2 Segment Free Cash Flow (1)	$135	$97	$466	$358

Notes
(1)	Amounts are adjusted for Certain Items.
(2)	Amounts are associated with our Citrus, NGPL and Plantation equity investments.
(3)	Includes sustaining and expansion capital expenditures for our CO2 segment.

Table 8
Kinder Morgan, Inc. and Subsidiaries
Reconciliation of Budgeted Net Income Attributable to Kinder Morgan, Inc. to Budgeted DCF
(In billions, unaudited)

Budgeted
2021
Net income attributable to Kinder Morgan, Inc. (GAAP)	$2.1
Total Certain Items (1)	—
DD&A and amortization of excess cost of equity investments for DCF (2)	2.5
Income tax expense for DCF (2)(3)	0.7
Cash taxes (4)	(0.1)
Sustaining capital expenditures (4)	(0.8)
Other items (1)	—
DCF	$4.4

Table 9
Kinder Morgan, Inc. and Subsidiaries
Reconciliation of Budgeted Net Income Attributable to Kinder Morgan, Inc. to Budgeted Adjusted EBITDA
(In billions, unaudited)

Budgeted
2021
Net income attributable to Kinder Morgan, Inc. (GAAP)	$2.1
Total Certain Items (1)	—
DD&A and amortization of excess cost of equity investments	2.2
Income tax expense (3)	0.6
JV DD&A and income tax expense (5)	0.4
Interest, net (3)	1.5
Adjusted EBITDA	$6.8

Notes
(1)	Aggregate adjustments for Total Certain Items and Other items (such as non-cash pension expense and non-cash compensation associated with our restricted stock program) are currently estimated to be less than $100 million.
(2)	Includes DD&A or income tax expense, as applicable, from unconsolidated JVs, reduced by consolidated JV partners' DD&A.
(3)	Amounts are adjusted for Certain Items.
(4)	Includes cash taxes or sustaining capital expenditures, as applicable, from unconsolidated JVs reduced by consolidated JV partners' sustaining capital expenditures.
(5)	Represents unconsolidated JV DD&A and income tax expense, reduced by consolidated JV partners' DD&A.